Exhibit 10.27

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AGREEMENT

AGREEMENT, dated as of June 19, 2003 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK (“Columbia”), a New York corporation, and SCHRÖDINGER, L.L.C. (“Schrödinger”), a Delaware limited liability company.

WHEREAS, Professor Richard A. Friesner of Columbia University and Professor [**] of the [**], are the authors of the Protein Local Optimization Program;

WHEREAS, all right, title and interest in the Protein Local Optimization Program have been assigned to Columbia and to The Regents of the University of California (“UC”) by the authors thereof;

WHEREAS, UC and Columbia have entered into an interinstitutional agreement (the “IIA,” a copy of which is attached hereto as Exhibit A) whereby UC has given Columbia sole responsibility for the licensing of the PLOP Code and University Improvements (as hereinafter defined) to third parties;

WHEREAS, pursuant to the IIA, UC has agreed not to license the PLOP Code and/or University Improvements to any third party as long as the IIA is in effect (except to the extent of UC’s obligations to the federal government if the University Improvements are created under funding provided by the Federal Government); and

WHEREAS, Columbia and UC wish to license to Schrödinger the PLOP Code and any modifications and improvements to the PLOP Code that may be developed at Columbia and/or UC in the future, and Schrödinger wishes to obtain such a license in order to be able to (i) market and distribute the PLOP Code and modifications and improvements thereto as (and/or as part of) a commercial product or commercial products, (ii) make use of the PLOP Code in the course of providing services to third parties, and/or (iii) make or permit use of the PLOP Code in connection with scientific or technical research projects undertaken by Schrödinger or its Affiliates (as hereinafter defined).

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

a.    “Affiliate” shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity. D. E. Shaw Research and Development, L.L.C. (which is Schrödinger’s managing member as of the date hereof) shall be considered an Affiliate of Schrödinger.

b.    “Gross Revenues” shall mean all fees or other payments received by Schrödinger and Affiliates of Schrödinger for licensing, selling, leasing, or renting any Software Product (as hereinafter defined); provided, however, that fees or other payments received by Schrödinger in connection with the licensing, selling, leasing, or renting of a Software Product to Columbia or UC shall not constitute Gross Revenues, and provided further that fees or other payments constituting Services Fees (as hereinafter defined) shall not constitute Gross Revenues. In the event that one or more Software Products are sold together with other products (such sale a “Multiple Product Sale”) for a single aggregate license fee (a “Multiple Product License Fee”), Gross Revenues shall mean the fraction of the Multiple Product License Fee attributable to the Software Product(s), as calculated by multiplying the Multiple Product License Fee by a fraction whose numerator is the then-current aggregate list price of any Software Products included in the Multiple Product Sale (or the aggregate number of tokens associated with such Software Product(s)) and whose denominator is the then-current aggregate list price of all products included in the Multiple Product Sale (or the aggregate number of tokens associated with all products included in the Multiple Product Sale).

By way of example only and without limiting the foregoing:

[**].

c.    “Non-University Code” shall mean (i) any code developed by Schrödinger or by any other party other than (A) Columbia or UC and/or (B) faculty members, other employees, or students of Columbia or UC that is incorporated in a Software Product, and (ii) associated documentation.

d.    “PLOP Code” shall mean software code developed at Columbia or UC constituting the Protein Local Optimization Program as described in Exhibit B. “Columbia Code” shall mean that portion of the PLOP Code developed at Columbia. “UC Code” shall mean that portion of the PLOP Code developed at UC.

e.    “Schrödinger Improvements” shall mean any corrections, modifications and improvements to the PLOP Code developed by employees, agents or contractors of Schrödinger or of Schrödinger’s Affiliates.

f.    “Schrödinger-Columbia Agreement” shall have the meaning set forth in Section 5.c.

g.    “Services Agreement” shall mean an agreement between Schrödinger or an Affiliate of Schrödinger and one or more third parties under which Schrödinger undertakes to perform services using a Software Product (as hereinafter defined) on behalf of, or in collaboration with, such third parties in return for fees or other payments (any such fees or payments, “Services Fees”); provided, however, that fees or other payments received by Schrödinger in connection with a Services Agreement between Schrödinger and Columbia and/or UC, shall not constitute Services Fees, and provided further that fees or other payments constituting Gross Revenues shall not constitute Services Fees.

h.    “Software Product” shall mean any commercial product, software program or code sold or marketed by Schrödinger or an Affiliate of Schrödinger or a distributor of Schrödinger or an Affiliate of Schrödinger incorporating in whole or in part, the PLOP Code or any University Improvements, including each new version or release thereof.

i.    “Unassigned Improvements” shall mean any corrections, modifications and improvements to the PLOP Code made by Columbia or UC and/or by faculty members, other employees, or students of Columbia or UC that have not been assigned to Columbia and/or UC.

j.    “University Improvements” shall mean (i) software code comprising all corrections, modifications and improvements to the PLOP Code developed by Columbia and/or UC faculty members or other employees or students of Columbia or UC, which are (A) assigned in writing to Columbia or UC pursuant to such university’s policies on intellectual property rights in effect at the time such corrections, modifications or improvements are disclosed to Columbia or UC in accordance with such policies, provided, however, that solely with respect to UC, such software code shall be considered a “University Improvement” only if it was developed within [**] following the effective date of the IIA; or (B) otherwise assigned to Columbia or UC, and (ii) associated documentation.

2.    License Grant and Title.

a.    Subject to the terms and conditions hereinafter set forth, Columbia hereby grants to Schrödinger a license to:

(i)    reproduce, use, execute, copy, compile, operate, sublicense and distribute the PLOP Code in connection with (A) the marketing, licensing and distribution of the PLOP Code and/or a Software Product or Software Products, provided, however, that with respect to distribution, only the object code of the PLOP Code will be distributed and further provided that, should Schrödinger desire to distribute the source code of the PLOP Code (such transaction, a “PLOP Source Code Transaction”), Schrödinger shall give Columbia written notice (containing a reasonable summary of terms) of and obtain Columbia’s written approval, which approval shall not be unreasonably withheld or delayed, to such PLOP Source Code Transaction and further provided that, should a written response (containing reasonable detail regarding Columbia’s reason for denying such request, if such written response consists of a denial of approval) by Columbia not be received by Schrödinger within [**] following Schrödinger’s delivery of the foregoing notice, Columbia’s approval to such PLOP Source Code Transaction will be deemed to be given; and (B) providing services pursuant to a Services Agreement or Services Agreements;

(ii)    reproduce, use, execute, copy, compile, operate, sublicense and distribute the University Improvements in connection with (A) the marketing, licensing and distribution of the PLOP Code and/or a Software Product or Software Products, provided, however, that with respect to distribution, only the object code of the University Improvements will be distributed and further provided that, should Schrödinger desire to distribute the source code of the University Improvements (such transaction, a “University Improvement Source Code Transaction”), Schrödinger shall give Columbia written notice (containing a reasonable summary of terms) of and obtain Columbia’s written approval, which approval shall not be unreasonably withheld or delayed, to such University Improvement Source Code Transaction and further provided that, should a written response (containing reasonable detail regarding Columbia’s reason for denying such request, if such written response consists of a denial of approval) by Columbia not be received by Schrödinger within [**] following Schrödinger’s delivery of the foregoing notice, Columbia’s approval to such University Improvement Source Code Transaction will be deemed to be given; and (B) providing services pursuant to a Services Agreement or Services Agreements;

(iii)    develop Schrödinger Improvements (and permit Schrödinger’s Affiliates to do so); and

(iv)    reproduce, use and execute the PLOP Code (and permit Schrödinger’s Affiliates to do so) for purposes of (A) conducting scientific or technical research, and (B) back-up and disaster recovery.

For avoidance of doubt, it is the intent of Columbia, by the foregoing licenses, to grant Schrödinger and its Affiliates all necessary rights and licenses under any patents arising out of or relating to the PLOP Code, trademarks, copyrights and any other intellectual property and proprietary rights held by Columbia and UC (not including patents other than those arising out of or relating to the PLOP Code) to the extent such patents arising out of or relating to the PLOP Code, trademarks, copyrights and any other intellectual property and proprietary rights would otherwise be infringed by Schrödinger’s or, as applicable, Schrödinger’s Affiliates’ use of the PLOP Code in accordance with this Agreement. Nothing in this Agreement confers by estoppel, implication, or otherwise any license or rights under any patents of UC or Columbia other than patents arising out of or relating to the PLOP Code.

b.    The licenses granted under Section 2.a hereof shall be worldwide, exclusive licenses whose term shall be (subject to the terms and conditions of this Agreement) perpetual. Columbia and UC will make reasonable efforts to obtain assignments from any authors of Unassigned Improvements proposed to be incorporated in any new release of a Software Product who have not previously assigned such Unassigned Improvements to Columbia or UC and, in the event Columbia or UC is successful in obtaining such assignments from any such authors, (i) Columbia shall so notify Schrödinger in writing, and (ii) such Unassigned Improvements for which Columbia or UC has obtained assignments shall be deemed to be University Improvements. Columbia and UC shall not deliver an Unassigned Improvement to Schrödinger unless Columbia or UC has obtained assignments from all authors of such Unassigned Improvement.

c.    Columbia represents and warrants to Schrödinger that, subject to the provisions of 35 U.S.C. §200 et. seq. and the implementing regulations of OMB Circular No. A-110, (i) Columbia has title to the PLOP Code and the University Improvements and that Columbia has full legal right and power to grant to Schrödinger the licenses granted under this Agreement, and (ii) UC, to the best of the knowledge of the UC licensing officer responsible for the PLOP Code, has title to the PLOP Code.

d.    This Agreement shall not transfer any title or ownership rights in the PLOP Code, University Improvements or Unassigned Improvements, which shall at all times remain with Columbia and UC or, as applicable, the original author(s).

e.    As between Columbia and UC on one hand and Schrödinger on the other, Schrödinger shall own all right, title and interest in and to the Software Products (excluding any portions of the PLOP Code and University Improvements incorporated therein), and any updates, modifications or improvements thereto (except for University Improvements) or derivative works thereof (excluding (i) derivative works of the PLOP Code other than Schrödinger Improvements and (ii) University Improvements), including without limitation all copyright, patent, trademark, trade secret and other proprietary rights therein or thereto.

f.    All rights granted by Columbia to Schrödinger under this Agreement are subject to the requirements of 35 U.S.C. §200 et. seq., as amended, and the implementing regulations of OMB Circular No. A-110.

g.    Schrödinger shall not sublicense the PLOP Code to be incorporated in a product that is not sold directly by Schrödinger or distributed on Schrödinger’s behalf by a distributor of Schrödinger.

3.    No Maintenance. It is understood that Columbia and UC will provide no maintenance or installation services of any kind hereunder. Columbia or UC may, in their sole discretion, use reasonable efforts to assist Schrödinger in correcting errors in the PLOP Code, University Improvements or Unassigned Improvements brought to Columbia’s or UC’s attention by Schrödinger; provided, however, that Columbia or UC will not be considered in breach of this Agreement if it either is unable to do so after reasonable efforts or elects not to do so.

4.    Licensing of Software by Schrödinger.

Schrödinger shall cause any license agreement for, or agreement for maintenance of, a Software Product entered into between Schrödinger and a customer of Schrödinger, and any agreement sub-licensing the rights granted by this Agreement, to:

a.    make adequate provision for the protection of the confidentiality of the PLOP Code and University Improvements provided to the licensee, by requiring protections of at least the same scope as required under Section 6 hereof;

b.    include a disclaimer provision that is substantially equivalent to that set forth in Section 10 hereof; and

c.    provide that neither Columbia nor UC shall be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever.

5.    Calculation of Royalties.

a.    In consideration of the licenses granted under Section 2 of this Agreement, Schrödinger shall pay to Columbia royalties calculated as set forth in this Section 5. In addition, Schrödinger shall pay Columbia the sum of $[**] payable in two equal installments of $[**] apiece, the first due within [**] of the Effective Date and the second due no later than [**] after the Effective Date.

b.    Schrödinger shall pay to Columbia a “Software Product Royalty” equal to the greater of:

(i)    [**]% (the “Floor Percentage”) multiplied by a fraction of the Gross Revenues, calculated as follows:

[**].

Each [**] period following the Effective Date in which no University Improvements are delivered to Schrödinger shall constitute a “Floor Reduction Period.” For each Floor Reduction Period, the Floor Percentage shall be reduced by [**] percent ([**]%) and such reduced Floor Percentage shall be used in all subsequent royalty calculations; provided, however, that the Floor Percentage shall not be reduced below [**]%. For the avoidance of doubt, no Floor Reduction Period may overlap with another Floor Reduction Period.

c.    In the event Schrödinger enters into a Services Agreement, for each Software Product used in connection with such Services Agreement, for each year in which such Software Product is used for any amount of time in connection with such Services Agreement Schrödinger will pay to Columbia a Services Agreement Royalty equal to the product obtained by multiplying:

(a)    the greater of:

(i)    the then-current Floor Percentage or

(ii)    a percentage of Gross Revenues equal to the product obtained by [**];

For purposes hereof, “[**]” shall mean [**]. For purposes hereof, “[**]” shall mean [**].

“Schrödinger-Columbia Agreements” shall mean, collectively: (i) that certain Agreement, dated May 5, 1994, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; (ii) that certain Agreement, dated July 15, 1998, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; and (iii) that certain Agreement, dated September, 2001, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002.

d.    In the event Gross Revenues or Services Fees are paid to Schrödinger in the form of equity securities, Schrödinger may (in Schrödinger’s sole discretion) pay the relevant Software Product Royalty or Services Agreement Royalty either in cash (such cash payment to equal the product obtained by multiplying (i) the fair market value of the equity securities constituting such Gross Revenues or Services Fees by (ii) the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Product Royalty or Services Agreement Royalty) or, to the extent permitted by law, by transferring to Columbia a portion of the equity securities received by Schrödinger in payment of the Gross Revenues or Services Fees, such portion to equal the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Product Royalty or Services Agreement Royalty.

e.    Schrödinger and its Affiliates shall have no payment obligations to UC with respect to the PLOP Code. Columbia shall be solely responsible for compensating UC in connection with the rights granted hereunder.

f.    For the avoidance of doubt, no royalties shall be due hereunder with respect to any product that does not incorporate the PLOP Code or the University Improvements.

6.    Confidentiality; Protection of Software Components and Related Information.

a.    Schrödinger hereby acknowledges that the PLOP Code and University Improvements (collectively, “University Confidential Information”) are proprietary and confidential and agrees to retain the University Confidential Information in confidence and not to disclose the University Confidential Information or any portion thereof, to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement, including without limitation the licensing of a Software Product to third parties and the sublicensing of the licenses granted hereby. Schrödinger (i) will protect the University Confidential Information in the same manner that it protects its own confidential information; (ii) will permit access to the University Confidential Information only to employees, officers, directors, agents and consultants (each, a “Representative”) of Schrödinger or its Affiliates having a need to know for the purposes authorized under this Agreement and will inform such Representatives who will have access to University Confidential Information of the obligations of confidentiality under this Agreement; and (iii) will not duplicate all or any part of the University Confidential Information, except insofar as permitted by this Agreement for the purposes authorized hereunder.

b.    These obligations of confidentiality are not applicable to any materials of Columbia or UC if and to the extent that such materials:

(i)    are in the public domain through no fault of Schrödinger;

(ii)    were known to Schrödinger prior to initial disclosure by the disclosing party, whether such disclosure occurred before or after the effective date of this Agreement

(iii)    were disclosed to Schrödinger by a third party not known by Schrödinger to be bound by any obligation of confidentiality or prohibition of disclosure; or

(iv)    are required to be disclosed by law.

c.    Any termination of this Agreement or the licenses granted hereunder shall not terminate Schrödinger’s obligations of confidentiality under this Section.

7.    Reports and Payments.

a.    On or before the last business day of [**] of each year of this Agreement, Schrödinger shall submit to Columbia a written report (the “Payment Report”) stating with respect to the preceding calendar quarter, a calculation under Section 5 hereof of the amounts due to Columbia from Schrödinger making reference to amounts due for each release of any Software Product covered by such Payment Report. Calendar days that have been counted as part of the Software Product Use Ratio in a previous calendar quarter shall not count as part of the Software Product Use Ratio in any other calendar quarter. Schrödinger shall also advise Columbia of the number lines of code attributable to Columbia Code, UC Code, and Non-University Code. Should Schrödinger request assistance from Columbia and/or UC with respect to identifying Columbia Code or UC Code, Columbia and UC shall use commercially reasonable efforts to cooperate with such request.

b.    Simultaneously with the submission of each Payment Report, Schrödinger shall make payment to Columbia of the amounts due for the calendar quarter covered by the Payment Report.

c.    Schrödinger shall maintain at its offices customary books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, at Schrödinger’s offices, and at Columbia’s expense, during usual business hours, by an independent certified public accountant or software expert selected by the Columbia to whom Schrödinger has no reasonable objection, for [**] after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by Schrödinger to Columbia under this Agreement.

8.    Use for Research Purposes of Licenses Granted. Columbia and UC reserve the right to use the PLOP Code, University Improvements and Unassigned Improvements at Columbia and UC, respectively, for teaching and academic research purposes and to permit other academic or not-for-profit research institutions to use same for teaching and non-profit research purposes.

9.    Freedom of Publication. Nothing in this Agreement shall restrict the right of Columbia or UC or of their faculty or students to publish, disseminate or otherwise disclose descriptions of the PLOP Code, University Improvements and Unassigned Improvements for non-profit scholarly purposes only or, in connection therewith, to disclose pertinent illustrative portions of such PLOP Code, University Improvements or Unassigned Improvements.

10.    Disclaimer of Warranties.

a.    Columbia and UC disclaim any responsibility for the accuracy or correctness of the PLOP Code, University Improvements or Unassigned Improvements or for their use or application by Schrödinger or by any Affiliate, licensee or sub-licensee of Schrödinger.

b.    COLUMBIA AND UC MAKE NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR TO THE ADEQUACY OR SUITABILITY OF THE PLOP CODE, UNIVERSITY IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, EXCEPT AS EXPRESSLY STATED IN SECTION 2.c. HEREOF. EXCEPT FOR COLUMBIA’S OR UC’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER COLUMBIA NOR UC, NOR ANY EMPLOYEE NOR AGENT OF COLUMBIA OR UC, SHALL HAVE ANY LIABILITY TO SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR TO ANY OTHER PERSON ARISING OUT OF THE USE OF THE PLOP CODE OR UNIVERSITY IMPROVEMENTS, WHETHER ALONE OR AS INCORPORATED IN A SOFTWARE PRODUCT, BY SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY OR INADEQUACY OR UNSUITABILITY OF THE PLOP CODE, OR UNIVERSITY IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN, OR FOR THE FAILURE OF COLUMBIA OR THE REGENTS TO PROVIDE SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PERSON ANY CORRECTIONS IN THE PLOP CODE OR UNIVERSITY IMPROVEMENTS.

c.    In no event will Columbia or UC or their respective trustees, officers, directors, agents, or employees, be liable to Schrödinger, any Affiliate, licensee or sublicense of Schrödinger, or any other party, for any loss or damages, consequential or otherwise, including, but not limited to, time, money or good will, arising from this Agreement or from the use or operation of the PLOP Code or University Improvements.

11.    Indemnity. Schrödinger shall hold harmless, defend and indemnify Columbia and UC and their respective trustees, officers, agents, authors, sponsors of the research, and employees, from and against any damages, suits, claims, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) based on the actions of Schrödinger arising out of this Agreement, including without limitation, the manufacture, packaging, marketing, use, sale, rental or lease of the PLOP Code or University Improvements by Schrödinger, its Affiliates, or its (or their) licensees or sub-licensees. Notwithstanding the foregoing, Schrödinger’s indemnity obligations hereunder will not apply to damages, suits, claims, liabilities, costs and expenses to the extent arising as a result of the actions of Columbia or UC or their respective trustees, officers, directors, agents, sponsors, employees or consultants.

12.    Insurance.

a.    During the term of this Agreement and for a period of [**] following its termination, Schrödinger shall maintain comprehensive general liability insurance on a claims made basis, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Schrödinger, its Affiliates and its sublicensees, for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia and UC, their trustees, directors, officers, employees, and agents as additional insureds. Schrödinger shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change.

b.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia or UC may purchase shall be excess and noncontributory.

c.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

13.    Use of Name. Schrödinger will not use the name of Columbia University or UC (or any campus of Columbia or UC) for any purpose whatever without Columbia’s or UC’s written consent, as the case may be. The name of any faculty member, other employee or student of Columbia University or UC will not be used by Schrödinger without the written consent of such person.

14.    Product Release. Schrödinger will use commercially reasonable efforts to release a Software Product within [**] following the execution date of this Agreement. If Schrödinger fails to do so, Columbia, in its sole discretion, may elect to convert the exclusive licenses set forth in Section 2 into non-exclusive licenses. In the event that Columbia elects to convert the exclusive licenses into non-exclusive licenses (each, a “Converted License”) pursuant to the foregoing sentence, should Schrödinger subsequently release a Software Product, the Converted Licenses shall automatically be converted into exclusive licenses, provided that no agreement or active negotiation between Columbia and any third party for the licensing of the PLOP Code is then in effect or taking place.

15.    Termination.

a.    This Agreement shall be effective as of the Effective Date and its provisions shall continue until their expiration or termination in accordance with this Section 15.

b.    Columbia may terminate this Agreement and the licenses granted hereunder upon [**] written notice of Schrödinger’s material breach of the Agreement and Schrödinger’s failure to cure the specified breach within [**] of receipt of said notice. Schrödinger may terminate this Agreement upon [**] written notice of Columbia’s material breach of the Agreement and Columbia’s failure to cure the specified breach within [**] of receipt of said notice.

c.    The following provisions shall survive termination of this Agreement: Sections 5, 6, 7, 11, 12, and 15; provided, however, that if Schrödinger terminates this Agreement pursuant to Section 15.b, Section 5 shall not survive termination of this Agreement.

d.    Upon termination of this Agreement, the licenses granted under Section 2 hereof shall be revoked and Schrödinger shall thereafter be prohibited from using the PLOP Code or University Improvements as part of any Software Product and from marketing the PLOP Code or University Improvements as part of any Software Product; provided, however, that within [**] after termination, Schrödinger shall deliver to Columbia a statement indicating the number and description of any Software Product(s) which it has on hand or is in the process of manufacturing as of the termination date. Schrödinger may dispose of the Software Product(s) covered by this Agreement for a period of [**] after termination or expiration except that Schrödinger shall have no such right in the event this Agreement is terminated by Columbia pursuant to section 15.b. above. Upon termination of this Agreement, at the request of any licensee of Schrödinger under a license or sub-license in effect as of such termination, Columbia shall, absent unusual circumstances, grant directly to such licensee a license to use the PLOP Code and University Improvements incorporated in the Software Product licensed by Schrödinger to such licensee, on the same terms and conditions concerning such use as those embodied in the then-existing license between Schrödinger and its licensee except for service, installation, support and maintenance.

e.    Notwithstanding anything in this Agreement to the contrary, Schrödinger’s obligation to pay Software Product Royalties and Services Agreement Royalties shall terminate 20 years following the Effective Date.

f.    Notwithstanding anything in this Agreement to the contrary, following any termination of this Agreement, to the extent Schrödinger has licensed, without any right to further sublicense, Software Products to third parties pursuant to the rights granted in Section 2 herein, (i) such third parties shall retain perpetually the right to use such Software Products as delivered by Schrödinger (notwithstanding the termination of this Agreement), (ii) Schrödinger shall have a perpetual right to continue providing support to such third parties in connection with their use of such Software Products (notwithstanding the termination of this Agreement), and (ii) Schrödinger may, upon Columbia’s approval (which shall not be unreasonably withheld or delayed) use the PLOP Code to provide services pursuant to a Services Agreement entered into prior to the effective date of termination.

16.    Copyright Fees. Within [**] following the Effective Date, Columbia shall apply for, and during the term of this Agreement shall diligently pursue, a United States copyright registration for the PLOP Code and University Improvements. As exclusive licensee, Schrödinger shall pay all reasonable copyright registration and attorney fees for counsel to which Schrödinger has no reasonable objection in connection with obtaining the foregoing copyright registration.

17.    General Provisions.

a.    Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, to the parties at the following addresses (or at such other address that a party may specify by notice hereunder):

If to Columbia:	Dr. Michael Cleare Executive Director Columbia Innovation Enterprise Science and Technology Ventures Columbia University Engineering Terrace, Ste 363 500 West 120th Street New York, New York 10027

with a copy to:	Office of the General Counsel Columbia University 412 Low Memorial Library New York, New York 10027

If to Schrödinger:	Mr. Charles Ardai President Schrödinger, L.L.C. 120 West 45th Street, 32nd Floor New York, NY 10036

with a copy to:	Corporate Counsel Schrödinger, L.L.C. 120 West 45th Street, 32nd Floor New York, NY 10036

b.    Assignment. This Agreement and the licenses granted hereunder shall be assignable by Schrödinger to (i) an Affiliate of Schrödinger, or (i) an entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting securities and/or assets of Schrödinger. Except as otherwise set forth in the foregoing sentence, this Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

c.    Governing Law. This Agreement shall be governed by New York law applicable to agreements made and to be performed in New York. The exclusive venue for any action relating to this Agreement shall be a state or federal court located in New York County, New York (and any appellate court thereto). Each party expressly consents to the jurisdiction and venue of each state and federal court located in New York County, New York in connection with any such action.

d.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements concerning the subject matter hereof, whether written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of both parties.

e.    No Waiver. Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

f.    Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, act of terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within [**] of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based.

g.    Severability. If any provision hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and such provision shall be construed to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

h.    Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which shall together be deemed to constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY NEW YORK

By:	/s/ Michael Cleare
Dr. Michael Cleare, Executive Director
Columbia Innovation Enterprise

SCHRÖDINGER, L.L.C.

By:	/s/ Charles Ardai
Mr. Charles Ardai, President